Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC.
REPORTS FIRST QUARTER NET EARNINGS PER DILUTED SHARE OF $0.48
26% IMPROVEMENT OVER FIRST QUARTER 2007

CHESAPEAKE, Va. – May 28, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.48, for the fiscal first quarter ended May 3, 2008, an increase of 26.3% over the $0.38 earnings per diluted share for the same period, one year ago. Sales for the quarter were $1.051 billion, a 7.8% increase compared to $975.0 million, for the same period, one year ago. Comparable store sales increased 2.1% for the quarter.

“I am pleased with the Company’s first quarter performance,” said President and CEO Bob Sasser. “Both sales and earnings per share exceeded guidance and were first quarter records for Dollar Tree.”

“We are relevant for the times. Customers are responding positively to our consistent value on basic everyday needs, all for just $1.”

For the first quarter, the gross margin rate was 33.9%, a 50 basis point improvement over the 33.4% reported in last year’s first quarter.  This rate reflects improvements in merchandise margin and shrink.

Selling, general and administrative expenses, as a percentage of sales, were 27.3 % in the first quarter of 2008, compared to 27.0% in the same quarter last year.  The increase in rate reflects greater advertising expense as well as higher fees associated with increased penetration of debit cards and Visa credit.

Operating margin in this year’s first quarter was 6.6%, a 20 basis point improvement compared to the 6.4% reported for the same period, one year ago.

The tax rate was 36.0%, compared with 37.2% in the first quarter 2007. The decrease is due to the recognition of certain tax benefits in accordance with FIN 48 which offset a reduction in tax exempt interest income.

The Company estimates sales for the second quarter of 2008 to be in the range of $1.045 - $1.075 billion, based on low single digit positive comparable store sales. Diluted earnings per share are estimated to be in the range of $0.33 to $0.36.

Full year sales are now estimated to be in the range of $4.52 to $4.63 billion while diluted earnings per share are expected to be $2.23 to $2.39.

On Wednesday, May 28, 2008, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-278-8459.  A recorded version of the call will be available until midnight Wednesday, June 4, and may be accessed by dialing 888-203-1112, and the access code is 9874962.  A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm, and will remain on-line until midnight Wednesday, June 4.

As of May 3, 2008, Dollar Tree operated 3,474 stores in 48 states.  During the first quarter, Dollar Tree opened 83 stores, closed 20 stores, expanded or relocated 24.  The Company’s retail selling square footage totaled approximately 29.1 million at May 3, 2008, a 7.8% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second-quarter and full year sales and second-quarter and full year diluted earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed April 1, 2008. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	First Quarter ended
	May 3,	May 5,
	2008	2007

Net sales	$1,051.3	$975.0

Cost of sales	694.8	649.7

Gross profit	356.5	325.3
	33.9%	33.4%

Selling, general & administrative expenses	286.8	263.0
	27.3%	27.0%

Operating income	69.7	62.3
	6.6%	6.4%

Interest expense, net	(1.6)	(1.6)

Income before income taxes	68.1	60.7
	6.5%	6.2%

Income tax expense	24.5	22.6
Income tax rate	36.0%	37.2%

Net income	$43.6	$38.1
	4.1%	3.9%

Net earnings per share:
Basic	$0.48	$0.38
Weighted average number of shares	89.9	99.2

Diluted	$0.48	$0.38
Weighted average number of shares	90.2	100.0

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	May 3,	Feb. 2,	May 5,
	2008	2008	2007

Cash and cash equivalents	$84.2	$40.6	$59.8
Short-term investments	-	40.5	128.7
Merchandise inventories	652.7	641.2	599.7
Other current assets	60.2	66.5	50.0
Total current assets	797.1	788.8	838.2

Property and equipment, net	733.7	743.6	715.3
Intangibles, net	146.6	147.8	145.5
Deferred tax assets	22.6	38.7	4.7
Other assets, net	71.1	68.8	59.2

Total assets	$1,771.1	$1,787.7	$1,762.9

Current portion of long-term debt	$18.5	$18.5	$18.8
Accounts payable	204.4	200.4	186.7
Other current liabilities	119.7	143.6	110.1
Income taxes payable, current	29.2	43.4	9.9
Total current liabilities	371.8	405.9	325.5

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	20.6	55.0	18.9
Other liabilities	91.3	88.4	70.6

Total liabilities	733.7	799.3	665.0

Shareholders' equity	1,037.4	988.4	1,097.9

Total liabilities and shareholders' equity	$1,771.1	$1,787.7	$1,762.9

STORE DATA:
Number of stores open at end of period	3,474	3,411	3,280
Total selling square footage (in millions)	29.1	28.4	27.0

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	First Quarter Ended
	May 3,	May 5,
	2008	2007

Cash flows from operating activities:
Net income	$43.6	$38.1
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	41.8	39.3
Other non-cash adjustments	33.7	5.8
Changes in working capital	(84.6)	(52.4)
Total adjustments	(9.1)	(7.3)
Net cash provided by operating activities	34.5	30.8

Cash flows from investing activities:
Capital expenditures	(32.7)	(39.7)
Purchase of short-term investments	(34.7)	(452.5)
Proceeds from maturities of short-term investments	75.2	545.5
Purchase of restricted investments	(14.4)	(17.4)
Proceeds from maturities of restricted investments	14.1	17.2
Other	(0.1)	(0.2)
Net cash provided by investing activities	7.4	52.9

Cash flows from financing activities:
Principal payments under capital lease obligations	(0.1)	(0.1)
Proceeds from stock issued pursuant to stock-based
compensation plans	1.8	37.9
Payments for share repurchases	-	(153.3)
Tax benefit of stock options exercised	-	6.6
Net cash provided by (used in) financing activities	1.7	(108.9)
Net increase (decrease) in cash and cash equivalents	43.6	(25.2)
Cash and cash equivalents at beginning of period	40.6	85.0
Cash and cash equivalents at end of period	$84.2	$59.8